Exhibit 10.1

EXECUTION COPY

EPC CORPORATION

$5,400,000

20.0% Senior Secured Notes due December 31, 2012

NOTE PURCHASE AGREEMENT

Dated September 4, 2003

SCHEDULE AND EXHIBITS

SCHEDULE A	—	INFORMATION RELATING TO PURCHASER

SCHEDULE B	—	DEFINED TERMS

SCHEDULE C	—	PROJECTED PROJECT REVENUES

SCHEDULE 4.2.7	—	Penelec Agreement Matters

SCHEDULE 5.3	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.4	—	Financial Statements

SCHEDULE 5.7	—	Certain Litigation

SCHEDULE 5.10	—	Licenses and permits

SCHEDULE 5.13	—	Use of Proceeds

SCHEDULE 5.14	—	Existing Indebtedness

SCHEDULE 5.20	—	Project Documents

EXHIBIT 1		Form of 20.0% Senior Secured Notes due December 31, 2012

EXHIBIT 4.1.5		Form of Opinion of Counsel for the Company

EPC Corporation

20.0% Senior Secured Notes due December 31, 2012

September 4, 2003

TO THE PURCHASER LISTED IN

THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

EPC Corporation, a Delaware corporation (the “Company”), agrees with the Purchaser listed in Schedule A attached hereto (the “Purchaser”, including all references to “you” and “your” shall be to such Purchaser) as follows:

1. AUTHORIZATION OF NOTE.

The Company, pursuant to this Note Purchase Agreement (the “Agreement”) will authorize the issue and sale of up to $5,400,000 principal amount of its 20.0% Senior Secured Notes due December 31, 2012 (consisting of a Note A in the principal amount of $3,700,000 (“Note A”) and a Note B in the principal amount of $1,700,000 (“Note B,” and together with Note A, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2. SALE AND PURCHASE OF NOTES.

2.1 Note A. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Note A Closing provided for in Section 3, Note A with the purchase price for such Note A being $3,700,000, payable at the Note A Closing, subject to the satisfaction of the conditions precedent set forth in Section 4.1.

2.2 Note B. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Note B Closing provided for in Section 3, Note B with the purchase price for such Note B being $1,700,000, payable at the Note B Closing, subject to the satisfaction of the conditions precedent set forth in Section 4.2. The request for the purchase of Note B shall be by written notice by the Company to you and shall be delivered in accordance with Section 18 hereof no later than 10:00 a.m. New York time on the Business Day prior to the proposed date of such purchase. Subject to the satisfaction of the conditions precedent contained in Section 4.2 hereof, you shall pay the purchase price for Note B set forth in Section 1 hereof by 1:00 p.m. New York time on the next Business Day after a request for the purchase of Note B. The request for the purchase of Note B shall be delivered by the Company to you on a one-time basis at any time prior to the Commitment Termination Date; provide, however, that in no event shall you be obligated to consummate the Note B Closing or purchase Note B unless the Note A Closing shall have been consummated and the conditions set forth in Section 4.2 shall have been satisfied.

3. CLOSING.

The sale and purchase of the Notes to be purchased by you shall occur at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, at 10:00 a.m., New York time, (i) with respect to the purchase of Note A, at a closing on the date following satisfaction of the conditions precedent in Section 4.1 and in accordance with Section 2.1 (the “Note A Closing”) and (ii) with respect to the purchase of Note B, at a closing on the date following satisfaction of the conditions precedent in Section 4.2 and in accordance with Section 2.2 (the “Note B Closing”). At each of the Note A Closing and the Note B Closing, the Company will deliver to you Note A or Note B, respectively, to be purchased by you dated the date of such Note A Closing or Note B Closing, respectively, and registered in your name (or in the name of your nominee), against (i) in the case of the Note A Closing, delivery by you to the Company or its order of immediately available funds in the amount of up to $3,700,000 and (ii) in the case of the Note B Closing, delivery by you to the Company or its order of immediately available funds in an amount of $1,700,000, in each case by wire transfer of immediately available funds for the account of the Company to account number 9240858352 at Bank of New Hampshire. If at the Note A Closing or the Note B Closing the Company shall fail to tender Note A or Note B, respectively, to you as provided above in this Section 3, or any of the conditions specified in Section 4.1, or with respect to Note B, Section 4.2, shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO NOTE A CLOSING AND NOTE B CLOSING.

4.1 Conditions to Note A Closing. Your obligation to purchase and pay for Note A at the Note A Closing is subject to the fulfillment to your reasonable satisfaction, prior to or at the Note A Closing, of the following conditions:

4.1.1 Representations and Warranties.

The representations and warranties of the Company in this Agreement and the other Note Purchase Documents shall be correct when made and at the time of the Note A Closing.

4.1.2 Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Note A Closing and after giving effect to the issue and sale of Note A (and the application of the proceeds thereof as contemplated by Schedule 5.13) no Default or Event of Default shall have occurred and be continuing.

4.1.3 Note Purchase Documents.

This Agreement shall have been duly executed by, and delivered to the Company and you, and you shall have received such documents, instruments, agreements and legal opinions as you shall reasonably request in connection with the transactions contemplated by the Note Purchase Documents.

4.1.4 Compliance Certificates.

(a) Officers’ Certificates. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Note A Closing, certifying that the conditions specified in Section 4.1 have been fulfilled (except with respect to Section 4.1.6 which shall be qualified by such officer’s knowledge).

(b) Secretaries’ Certificates. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of Note A and the Note Purchase Documents and as to the signature and incumbency of the officers of the Company executing any of the Note Purchase Documents, certified as of the Note A Closing. Parent shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Pledge and Security Agreement and as to the signature and incumbency of the officers of Parent executing the Pledge and Security Agreement certified as of the Note A Closing.

4.1.5 Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Note A Closing, from Dorsey & Whitney LLP, counsel for the Company and Parent, covering the matters set forth in Exhibit 4.1.5 and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request.

4.1.6 Purchase Permitted By Applicable Law, etc.

On the date of the Note A Closing, your purchase of Note A shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.1.7 Changes in Corporate Structure.

The Company or Parent shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.4.

4.1.8 Management Services Agreement.

You shall have received the executed Management Services Agreement in form and substance reasonably satisfactory to you.

4.1.9 Tax Sharing Agreement.

You shall have received the executed Tax Sharing Agreement in form and substance reasonably satisfactory to you.

4.1.10 Solvency Certificate.

You shall have received a Solvency Certificate, in form and substance satisfactory to you, in which a Senior Financial Officer of the Company and Parent, as applicable, certifies as of the Note A Closing that the Company and Parent, as applicable, is Solvent before and after giving effect to the transaction contemplated by this Agreement and the Note Purchase Documents.

4.1.11 Filings, Registrations and Recordings; etc.

Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by you to be filed, registered or recorded in order to create in favor of you, a perfected Lien on the collateral described therein, prior and superior in right to any other Person, shall be in proper form for filing, registration or recordation.

4.1.12 Letter of Direction. The Letter of Direction shall have been executed and delivered by the Company, with a copy sent to Disbursement Agent under the Disbursement Agreement.

4.1.13 Pay-off and release of Alco Loan.

You shall have received a fully executed original of a pay-off letter reasonably satisfactory to you confirming that the loan to Alco, as more accurately described in Schedule 5.14, will be repaid in full from the proceeds of the purchase of Note A and all Liens upon any of the property of the Company or any of their Subsidiaries in favor of Alco shall be terminated by Alco immediately upon such payment.

4.1.14 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your counsel, and you and your counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.2 Conditions to Note B Closing. At any time prior to the Commitment Termination Date, the obligation for you to purchase Note B in accordance with Section 2.2 hereof shall be, subject to the following conditions precedent:

4.2.1 Request for Purchase of Note B. You shall have received from the Company a Request for Purchase, executed by an authorized officer of the Company.

4.2.2 Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Note B Closing, certifying that the conditions specified in Section 4.2 have been fulfilled.

4.2.3 Representations and Warranties. The representations and warranties of the Company contained in this Agreement are true and correct in all material respects before and after giving effect to the purchase of Note B and the application of proceeds therefrom, as though made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date.

4.2.4 No Default. No Default or Event of Default has occurred and is continuing or would result from such purchase of Note B or from the application of proceeds therefrom.

4.2.5 Certain Conditions. The conditions set forth in Sections 4.1.2, 4.1.6, 4.1.7, 4.1.11 and 4.1.14, with respect to the Note B Closing, shall have been fulfilled to your reasonable satisfaction.

4.2.6 Material Adverse Effect. No event or circumstance or change shall have occurred or been discovered by you since the Note A Closing which has had or could have a Material Adverse Effect.

4.2.7 PENELEC Agreement. You shall have received a copy of the amendment to the Penelec Agreement, certified as true and complete by an authorized officer of the Company, which shall be in form and substance reasonably acceptable to you and shall address the matters set forth in Schedule 4.2.7.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1 Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own the properties it purports to own and to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the Note Purchase Documents and to perform the provisions hereof and thereof.

5.2 Authorization; etc.

This Agreement, the Notes and the other Note Purchase Documents have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof, each of the Notes and the other Note Purchase Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.3 contains (except as noted therein) complete and correct lists of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(b) All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in Schedule 5.3 as being owned by the Company and have been validly issued, are fully paid and nonassessable and are owned by the Company free and clear of any Lien (except as otherwise disclosed in Schedule 5.3).

(c) Each Subsidiary identified in Schedule 5.3 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.3 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

5.4 Financial Statements.

The Company has delivered to you copies of the Financial Statements of each of the Related Entities. All of said Financial Statements fairly present in all material respects the consolidated financial position of such entities as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.5 Compliance with Laws; Other Instruments; etc.

The execution, delivery and performance by the Company of this Agreement, the Notes and the other Note Purchase Documents will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Lien created pursuant to the Note Purchase Documents) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.6 Governmental Authorizations; etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or other Note Purchase Documents.

5.7 Litigation; Observance of Agreements; Statutes and Orders.

(a) Except as disclosed in Schedule 5.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against, or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is or its assets are bound, including, without limitation, the Project Finance Documents and the Project Documents, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority.

(c) Except as disclosed in Schedule 5.7, there are no restrictions on or limitations with respect to the ability of Buzzard to distribute assets or cash to the Company under any term of any agreement or instrument to which the Company or any Subsidiary is a party or by which it is or its assets are bound, and subject to the restrictions and limitations described on Schedule 5.7, any such distribution by Buzzard to the Company or to the Revenue Account as contemplated by the Security Deposit Agreement shall not violate, cause a default under, or give rise to the right to terminate any such agreement, including, without limitation, the Project Finance Documents or the Project Documents.

5.8 Taxes.

The Company and any Subsidiary (and any consolidated, combined or unitary group of which the Company or any Subsidiary is a member) have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, or any consolidated, combined or unitary group of which the Company or any Subsidiary is a member, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and any Subsidiary (and any consolidated, combined or unitary group of which the Company or any Subsidiary is a member) or any of its subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and any Subsidiary (and any consolidated, combined or unitary group of which the Company or any Subsidiary is a member) or any of its subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended 2002.

5.9 Title to Property; Leases.

The Company and its Subsidiaries have good and marketable title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the Financial Statements referred to in Section 5.4 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Permitted Liens. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.10 Licenses; Permits; etc.

Except as disclosed in Schedule 5.10,

(a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.11 Employment Matters; Compliance with ERISA.

(a) Neither the Company nor any of its Subsidiaries has any employees. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes, or has sponsored, maintained or contributed, to any employee benefit plan (as defined in Section 3(3) of ERISA).

(b) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.11(b) is made in reliance upon and subject to the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

5.12 Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.13 Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.13. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.14 Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.14 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the Note A Closing (the “Permitted Existing Indebtedness”). Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.14, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien.

5.15 Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.

5.16 Environmental Matters.

Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.17 Regulatory Status.

The Facility has been duly certified by FERC as a “qualifying facility” (“Qualifying Facility”) in accordance with PURPA. As appropriate, self-certification has been filed attesting that the Facility meets all Qualifying Facility requirements in accordance with PURPA. The Facility’s certification has not been revoked and is still in effect, the underlying bases for the certification have not materially changed, and the Facility qualifies as of the date hereof as a Qualifying Facility within the meaning of 18 CFR 292.101(b)(1) and 52 Pa. Code. § 57.31 et seq. The Company has no understanding, assumption, or knowledge of any fact or circumstance which would be a basis for (1) FERC to find that the Facility is not a Qualifying Facility; or (2) the Facility not to be a Qualifying Facility.

5.18 Insolvency; Bankruptcy.

The Company, Parent, Buzzard and their Subsidiaries are solvent, and there are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Company, threatened against the Company, Parent, Buzzard or their respective Subsidiaries.

5.19 Ownership.

The only holders of ownership interests in the Company is the Parent, and the only holder of the ownership interests in Buzzard is the Company other than the holders of the Buzzard Preferred Stock, which is further disclosed in Schedule 5.4.

5.20 Project Documents.

Schedule 5.20 sets forth a complete and correct list of all Project Documents in full force and effect and to the Company or Buzzard are a party to or either of their assets are bound, including all amendments, restatements and supplements thereto.

6. REPRESENTATIONS OF THE PURCHASER.

6.1 Purchase for Investment.

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2 Accredited Investor.

You are an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D of the Securities Act because you are an entity all of the equity owners of which are “accredited investors”.

7. INFORMATION AS TO COMPANY.

7.1 Financial and Business Information.

(i) The Company shall deliver to you a monthly unaudited income statement and balance sheet for Buzzard.

(ii) The Company shall deliver to you for each of the Related Entities:

(a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of such Related Entities (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of such Related Entities and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of such Related Entities and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Parent’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements as to Parent only of this Section 7.1(a);

(iii) Annual Statements — within 90 days after the end of each fiscal year of each of the Related Entities, duplicate copies of,

(b) a consolidated balance sheet of each of such Related Entities and its Subsidiaries, as at the end of such year, and

(c) consolidated statements of income, changes in shareholders’ equity and cash flows of such Related Entity and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

(A) by an opinion thereon of independent certified public accountants acceptable to you in your sole discretion, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Parent’s Annual Report on Form 10-K for such fiscal year (together with the Parent’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described in clause (B) above, shall be deemed to satisfy the requirements as to Parent only of this Section 7.1(c);

(d) Annual Budget – promptly, but not less than 30 days before the end of each fiscal year, a proposed operating budget for Buzzard and the Company for the next succeeding fiscal year.

(e) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Parent or any Subsidiary to public securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Parent or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material, and (iii) each report, notice or filing filed by the Company or any subsidiary with the FERC;

(f) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(g) Litigation – promptly, and in any event within 30 days of receipt thereof, notice of any litigation, investigation or proceeding that may exist at any time that could reasonably be expected to have a Material Adverse Effect.

(h) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(i) Project Finance Documents — promptly, and in any event within 5 days of receipt thereof, copies of any notices delivered to Buzzard or the Company in connection with or pursuant to the Project Finance Documents.

(j) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of the Notes.

7.2 Officer’s Certificate.

Each set of financial statements delivered to you pursuant to Section 7.1(ii)(a) or Section 7.1(iii)(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3 Inspection.

The Company shall permit the representatives of the holder of the Notes:

(a) No Default — if no Default or Event of Default then exists, at the expense of the holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8. MATURITY AND PREPAYMENT OF THE NOTE AND CONTINGENT PAYMENTS.

8.1 Required Prepayments.

The Company shall make the required prepayments pursuant to clause 5.1 of the Security Deposit Agreement. The prepayment made pursuant to clause 5.1 of the Security Deposit Agreement which prepays the entire outstanding principal amount of the Notes shall include, in addition to the prepaid principal amount of the Notes, any Make-Whole Amount due. The Company agrees that all prepayments pursuant to this Agreement shall first be made with respect to amounts owed under Note A, including any Make-Whole Amount, and only after all amounts which are due and payable under Note A, including any Make-Whole Amount, shall such prepayment be applied to the amounts which become due and payable under Note B (to the extent such Note B is purchased in accordance with this Agreement). In the event that the payment pursuant to clause 5.1 of the Security Deposit Agreement is insufficient to pay all or any portion of the Make-Whole Amount due, this Agreement, the Security Deposit Agreement and the other Note Purchase Documents shall continue in full force and effect with respect to the Notes, and the Company shall pay such remaining portion of the Make-Whole Amount until the entire Make-Whole Amount due has been paid and satisfied.

8.2 Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all amounts due under the Notes, plus the Make-Whole Amount, if any. The Company will give the holder of the Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.

8.3 Maturity; Surrender; etc.

The entire unpaid principal amount of the Notes and all accrued and unpaid interest, plus the Make-Whole Amount, if any, shall be due and payable in full on the Maturity Date.

In the case of each prepayment of the Notes pursuant to this Section 8, the entire unpaid principal amount of the Notes to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with accrued and unpaid interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.

8.4 Interest.

8.4.1 Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue on the unpaid balance thereof at the rate of 20.0% per annum (the “Base Rate”). Without limiting or impairing recourse against the Company directly, the Company shall pay you interest from amounts in the Revenue Account in accordance with the Security Deposit Agreement. To the extent that the Company does not have sufficient funds to make any interest payment from Project Revenues when due and payable pursuant to the Notes, the amount of any such interest which remains unpaid thereunder shall be capitalized and added to the principal amount of the Notes; provided, that the representations and warranties set forth in Section 5 hereof shall be true and correct in all material respects and no Default or Event of Default shall have occurred or be continuing before and after giving effect to such capitalization of interest, except to the extent that such representation and warranty expressly relates to an earlier date.

8.4.2 On the Contingent Payment Trigger Date through and including December 31, 2012, the Company shall pay to you the Contingent Payment when and as received by the Company. The Contingent Payment shall be due and payable upon receipt by Buzzard of any Project Revenues in accordance with the Security Deposit Agreement, whether or not dividends or distributions are actually declared or made by Buzzard.

9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes remain outstanding:

9.1 Compliance with Law.

The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2 Insurance.

The Company will and will cause each of its Subsidiaries to maintain, in accordance with the Project Finance Documents, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3 Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4 Payment of Taxes and Claims.

The Company will and will cause any Subsidiary, and any consolidated, combined or unitary group of which the Company or any Subsidiary is a member, to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, or any consolidated, combined or unitary group of which the Company or any Subsidiary is a member, provided that neither the Company nor any Subsidiary, or any consolidated, combined or unitary group of which the Company or any Subsidiary is a member, need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary, or any consolidated, combined or unitary group of which the Company or any Subsidiary is a member, on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary, or any consolidated, combined or unitary group of which the Company or any Subsidiary is a member, has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or any consolidated, combined or unitary group of which the Company or any Subsidiary is a member, or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5 Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6 Revenue Account.

The Company shall, and shall cause its Subsidiaries to, instruct each Person from whom it is due to receive any Project Revenue to pay such revenues directly to the Security Deposit Agent identified as a payment for deposit in the Revenue Account, and if the Company shall receive any Project Revenue it shall deliver such Project Revenues in the exact form received (but with the Company’s endorsement, if necessary) to the Security Deposit Agent for deposit in the Revenue Account not later than the second Business Day after the Company’s receipt thereof.

9.7 Distributions.

The Company shall, and shall cause its Subsidiaries to, distribute all Project Revenues as frequently as permitted under the Project Finance Documents in accordance with the Note Purchase Documents.

10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes remain outstanding:

10.1 Transactions with Affiliates.

The Company shall not, and shall not permit any Subsidiary to, enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2 Merger, Consolidation, etc.

The Company shall not, and shall not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (other than to you).

10.3 Indebtedness.

The Company shall not, and shall not permit any Subsidiary to, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except Permitted Existing Indebtedness and Indebtedness of the Company pursuant to any Note Purchase Document.

10.4 Liens.

The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired except Permitted Liens.

10.5 Distributions.

The Company shall not make any distributions, except as may be permitted pursuant to the Security Deposit Agreement, to its shareholders or to any other Person in respect any interest in the stock in the Company whether in cash or other property, or make any other distribution in respect thereof (including, without limitation, payments pursuant to the Management Services Agreement), or redeem, purchase or otherwise acquire any Capital Stock of the Company or permit any holder of Capital Stock to withdraw any capital from the Company, or make any distribution of or payment out of the Revenue Account not contemplated by this Agreement or the Security Deposit agreement; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, the Company may, in accordance with the Security Deposit Agreement, withdraw cash from the Revenue Account to make payments pursuant to the Management Services Agreement.

10.6 Investments.

The Company shall not, and it shall not permit any Subsidiary to, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any partnership interest, Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”). The Company shall not have any Subsidiaries, direct or indirect, other than as shown on Schedule 5.3.

10.7 Limitations on Nature of Business.

The Company shall not engage at any time in any business other than the ownership of Buzzard and any activity related thereto, and the Company shall not engage in any business activities and shall not have any assets (other than the Capital Stock of its Subsidiaries) or liabilities. Notwithstanding the foregoing, Company may engage in activities incidental to the maintenance of its existence in compliance with applicable law and legal, tax and accounting matters in connection with any of the foregoing activities and obligations.

10.8 Other Agreements. Additional Project Documents.

The Company shall not, and shall not permit any Subsidiary to, enter into any agreement, other than this Agreement, the other Note Purchase Documents, the Management Services Agreement and the Tax Sharing Agreement, or any amendment, modification or supplement relating thereto. The Company shall not agree to, vote for or acquiesce in the execution and delivery of any additional Project Document, without the written consent of the holder of the Notes.

10.9 Limitations on Amendment, Termination or Extension of Certain Documents.

The Company shall not, and shall not permit any Subsidiary to, without the prior written consent of the holder of the Notes, agree to, vote for or acquiesce in any cancellation, suspension, termination, amendment, supplement, modification of, or consent or waiver with respect to, the Management Services Agreement, the Tax Sharing Agreement, the Letter of Direction, the Project Finance Documents or any Project Document.

10.10 No Transfer of Interest in Buzzard or the Company.

The Company shall not, and shall not permit any Subsidiary to, sell, assign, transfer, encumber, or permit to be sold, assigned, transferred or encumbered, any of its interests or assets except for Permitted Liens. The Company shall not allow the Parent to and the Parent shall not sell, assign, transfer, encumber, pledge or permit any of the foregoing with respect to any of its interests in the Company (other than the Stock Pledge and Security Agreement).

10.11 Bankruptcy or Dissolution of Buzzard.

The Company shall not, and shall not permit any Subsidiary to, authorize, seek to cause or permit itself or any Subsidiary to dissolve or commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or to consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or to make a general assignment for the benefit of the creditors.

10.12 Changes in Locations, Name etc.

The Company shall not, unless it shall give 30 days’ prior written notice to such effect to the Security Deposit Agent, (i) change the location of its chief executive office or chief place of business from that specified in Section 18, or remove its books and records from such location or (ii) change its name, identity, jurisdiction of organization or structure to such an extent that any financing statements filed by the Security Deposit Agent in connection with this Agreement and the Security Documents would become misleading.

10.13 No Subsidiaries.

The Company shall not, and it shall not allow any Subsidiary to, create any additional Subsidiaries.

10.14 No Optional Prepayments.

The Company shall not, and shall not allow any Subsidiary to, agree to, vote for or acquiesce in any optional prepayment under the Project Finance Documents.

10.15 Limitation with Respect to Subsidiaries.

The Company’s obligation to cause any Subsidiary pursuant to Sections 10.6, 10.8 and 10.10 hereof to perform the obligations as set forth therein shall be limited to the Company’s right, power or authority to so cause any Subsidiary to do such things. The Company agrees that, if, to its knowledge, any Subsidiary violates any provision set forth under Sections 10.6, 10.8 or 10.10 hereof, the Company shall promptly provide notice in reasonable detail of such violation to the holders of the Notes.

11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on the Notes when the same becomes due and payable, whether at maturity or otherwise or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on the Notes or such interest is paid in kind for more than twenty four consecutive months after the same becomes due and payable; or

(c) the Company defaults in the payment of any amounts due under this Agreement, including, without limitation, the Contingent Payment; or

(d) Buzzard shall not, within two Business Days of receipt thereof, distribute any Project Revenues according to Section 9.6; or

(e) the Company defaults in the performance of or compliance with any term contained in Sections 7.1(f) or 9.2 or Article 10; or

(f) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b), (c) (d) and (e) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from the holder of the Notes (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e) of Section 11); or

(g) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(h) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or other prepayment penalty or interest on any Indebtedness beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness, or (iv) the Company or any Subsidiary is in default of any Project Document beyond any period of grace provided with respect thereto; or

(i) Parent, the Company or any Subsidiary of the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(j) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(k) a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(l) any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Company or Parent or any Affiliate of either such Person shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be creased thereby; or

(m) the Project shall cease to be a Qualifying Facility; or

(n) Parent shall cease to own, beneficially and of record 100% of the Capital Stock in the Company, and the Company shall cease to own beneficially and of record 100%, except for the Preferred Stock, of the Capital Stock in Buzzard; or

(o) an Event of Loss shall occur; or

(p) to the extent not caused by any act or failure to act by the Company or any Subsidiary, a default shall occur and be continuing under the Project Finance Documents or any Project Document; or

(q) (i) an event of default shall occur and be continuing under the Project Finance Documents or any Project Document, (ii) any Project Document shall be terminated prior to the scheduled expiration date thereof for any reason whatsoever, (iii) any Project Document shall at any time cease to be valid and binding and in full force and effect for any reason, or (iv) any material provision of any Project Document shall be declared unenforceable or null and void or written notice shall be given by a Governmental Authority contesting the validity or enforceability thereof.

12. REMEDIES ON DEFAULT, ETC.

12.1 Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (a), (b), (c), (h), (i) or (j) of Section 11 has occurred, the Notes and all amounts due and payable pursuant to this Agreement, including an amount equal to the Contingent Payment LD Amount, shall automatically become immediately due and payable.

(b) If any other Event of Default, other than pursuant to paragraphs (o) and (p) of Section 11 has occurred and is continuing, the holder of the Notes at the time outstanding or you, as the case may be, may at any time at its or your, as the case may be, option, by notice or notices to the Company, declare the Notes then outstanding and all amounts due and payable pursuant to this Agreement, including an amount equal to the Contingent Payment LD Amount, to be immediately due and payable.

(c) If an Event of Default with respect to the Company described in paragraph (o) of Section 11 has occurred, the Notes and all amounts due and payable pursuant to this Agreement, except the Contingent Payment LD Amount, shall automatically become immediately due and payable, plus one-half of any insurance proceeds received by the Company or Buzzard shall be due and payable to you when so received by the Company or Buzzard.

(d) If an Event of Default with respect to the Company described in paragraph (p) of Section 11 has occurred, the Notes and all amounts due and payable pursuant to this Agreement, except the Contingent Payment LD Amount, shall automatically become immediately due and payable.

Upon the Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, the Notes will forthwith mature and the entire unpaid principal amount, plus (x) all accrued and unpaid interest thereon (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law) and (z) to the extent applicable as set forth in Section 12.1, the Contingent Payment LD Amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that the holder of the Notes has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount and, to the extent applicable as set forth in Section 12.1, the Contingent Payment LD Amount, the Contingent Payment LD Amount, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2 Other Remedies.

If any Default or Event of Default has occurred and is continuing, the holder of the Notes at the time outstanding or you, as the case may be, may proceed to protect and enforce its rights of by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3 Rescission.

At any time after any of the Notes has been declared due and payable pursuant to clause (b) of Section 12.1, the holder of the Notes, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on the Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4 No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of the Notes in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by the Notes upon the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of the Notes on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1 Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of the Notes. The name and address of the holder of the Notes, each transfer thereof and the name and address of each transferee of the Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name the Notes shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

13.2 Transfer and Exchange of Notes.

Upon surrender of the Notes at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of the Notes or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Notes or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), the new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Notes. Such new Notes shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Such new Notes shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Notes or dated the date of the surrendered Notes if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of the Notes.

13.3 Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Notes (which evidence shall be notice from the holder of the Notes of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENTS ON NOTE.

14.1 Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York in accordance with the Security Deposit Agreement. The holder of the Notes may at any time, by notice to the Company, change the place of payment of the Notes.

14.2 Home Office Payment.

So long as you or your nominee shall be the holder of the Notes, and notwithstanding anything contained in Section 14.1 or in the Notes to the contrary, the Company will pay all sums becoming due on the Notes for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of the Notes or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of the Notes, you shall surrender the Notes for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of the Notes held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender the Notes to the Company in exchange for a new Note pursuant to Section 13.2.

15. EXPENSES; ETC.

15.1 Transaction Expenses.

The Company will pay all costs and expenses (including reasonable attorneys’ fees of a counsel and, if reasonably required, local or other counsel) incurred by you or holder of the Notes in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of the Notes, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of the Notes harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2 Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of the Notes, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of the Notes or portion thereof or interest therein and the payment of the Notes, and may be relied upon by any subsequent holder of the Notes, regardless of any investigation made at any time by or on behalf of you or any other holder of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.

17.1 Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the holder of the Notes.

17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide the holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.

17.3 Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 is binding upon them and upon each future holder of the Notes and upon the Company without regard to whether the Notes have been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of the Notes nor any delay in exercising any rights hereunder or under the Notes shall operate as a waiver of any rights of any holder of the Notes. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of the Notes, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Jeff Macartney, EPC Corporation, c/o Environmental Power Corporation, One Cate Street, 4th Floor, Portsmouth, NH 03801, Facsimile (617) 431-2650, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Note A Closing or Note B Closing, as the case may be (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of the Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of the Notes, (iv) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes and this Agreement. The holder of the Notes, by its acceptance of the Notes, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to the holder of the Notes of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20. Notwithstanding anything to the contrary set forth herein or in any other Note Purchase Document or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement (the “Transaction”), shall not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction. The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal at matter or federal tax idea related to the Transaction.

21. SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22. MISCELLANEOUS.

22.1 Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of the Notes) whether so expressed or not, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the holder of the Notes.

22.2 Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on the Notes that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4 Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6 Governing Law; Consent to Jurisdiction.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State. The Company hereby irrevocably and unconditionally consents that any action or proceeding may be brought in the courts of the State of New York or the courts of the United States for the Southern District of New York and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

22.7 Waivers of Jury Trial.

THE COMPANY AND THE HOLDERS OF THE NOTES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

22.8 Liquidated Damages. The parties hereto agree that the Contingent Payment LD Amount shall be necessary due to the difficulty in determining actual damages relating to the Company’s failure to pay the Contingent Payment due hereunder and the Contingent Payment LD Amount shall be treated as liquidated damages and shall not be treated as a penalty.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

EPC CORPORATION

By:	/S/ Joseph E. Cresci
Name:	Joseph E. Cresci
Title:	President

The foregoing is hereby

agreed to as of the

date thereof.

CRYSTAL CREEK COALPOWER
FUNDING, LLC

By:	/S/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

SCHEDULE A

INFORMATION RELATING TO PURCHASER

Name and Address of Purchaser			Principal Amount of Notes to be Purchased
CRYSTAL CREEK COALPOWER FUNDING, LLC			Up to: $5,400,000

(1)	All payments by wire transfer of immediately available funds to:	Bank: JPMorgan Chase Bank ABA#: 021000021 Acct: 507947533 Account Name: Incoming Wire - Project Finance Ref: EPC Corporation Revenue Account# 10206142.1 Attn: A. Monastra/A. Seneus

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

Crystal Creek Coalpower

Funding, LLC

c/o ArcLight Energy Partners

Fund I, L.P.

200 Clarendon Street

55th Floor

Boston, MA 02117

Attn: J. Tisdale, Esq.

Telephone: (617) 531-6316

Facsimile: (617) 867-4698

(3)	All other communications:

Crystal Creek Coalpower

Funding, LLC

c/o ArcLight Energy Partners

Fund I, L.P.

200 Clarendon Street

55th Floor

Boston, MA 02117

Attn: J. Tisdale, Esq.

Telephone: (617) 531-6316

Facsimile: (617) 867-4698

2

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests; provided, the term “Affiliate” shall specifically exclude Purchaser. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in the preamble hereto.

“Alco” means Alco Financial Services, LLC.

“Base Rate” is defined in Section 8.4.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Buzzard” means Buzzard Power Corporation, a Delaware corporation.

“Buzzard Preferred Stock” means the 10 shares of Preferred Stock $.01 par value per share, as more accurately described in Schedule 5.3.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means EPC Corporation, a Delaware corporation.

“Commitment Termination Date” means August 31, 2004.

“Confidential Information” is defined in Section 20.

“Contingent Payment” means 50% of all Project Revenues following the Contingent Payment Trigger Date.

“Contingent Payment LD Amount” means the amount calculated in accordance with the formula in Schedule C attached hereto.

“Contingent Payment Trigger Date” shall be the date when (i) the principal balance of the Notes and all interest thereon has been repaid and (ii) the Company has, in accordance with the Security Deposit Agreement, distributed from Project Revenues to the Parent an amount equal to $1,400,000.

“Crystal Creek” means Crystal Creek Coalpower Funding, LLC, a Delaware limited liability company.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes.

“Disbursement Agent’ means Bankers Trust Company or such other party acting as disbursement agent under the Disbursement Agreement from time to time.

“Disbursement Agreement” means that certain Amended and Restated Disbursement and Security Agreement dated as of December 22, 1995, between Scrubgrass, Buzzard, Bankers Trust Company and Credit Lyonnais.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Event of Loss” means (i) as such term is used in the Project Finance Documents; (ii) the actual or constructive total loss of all or substantially all of the Facility or the Project, or the condemnation, confiscation or seizure of, or requisition of title to, or requisition by any Governmental Authority of the use of all or substantially all of the Facility or the Project, or (iii) the loss, destruction or damage of, or condemnation, confiscation or seizure of, or requisition by any Governmental Authority of the use of, such portion of the Project as shall render the Project unable to operate at substantially the same level of operation as prior to the occurrence of such event, provided that the term “Event of Loss” shall specifically exclude any of the foregoing if, and so long as, (x) the affected portion of the Project is being restored, rebuilt or replaced and (y) sufficient funds are or will be available to Buzzard (1) to restore, rebuild or replace the affected portion of the Project so that the Project will be able to operate at substantially the same level of operation as prior to the occurrence of such event within twelve months after the occurrence of such event and (2) to pay all principal of, interest and Make-Whole Amount on the Notes becoming due hereunder until such restoration, rebuilding or replacement is completed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility” means the coal-fired, cogenerations facility located in the Township of Scrubgrass, Pennsylvania, designed to produce a net electric power output of approximately 87 megawatts.

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereof.

“Financial Statements” means (i) with respect to each of the Company and the other Related Entities, an unaudited balance sheet and income statement dated June 30, 2003 and (ii) with respect to the Related Entities other than the Company, audited financial statements for the years ending in 2000, 2001 and 2002 (including in each case the related schedules and notes).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which Buzzard, the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of Buzzard, the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

“holder” means, with respect to any Note or the Notes, the Person in whose name such Notes are registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swaps of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Letter of Direction” means that certain letter of direction, dated September 4, 2003, by the Company to Buzzard.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” means at any time with respect to Note A the difference between $4,810,000 and principal and interest paid by the Company in accordance with Section 8.4.1.

“Management Services Agreement” means the Management Services Agreement, dated as of September 4, 2003, between the Company and Parent.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes; provided, that, with respect to any representation or covenant set forth in Section 5.8 and 9.4, any reference to the Company in the definition of Material Averse Effect shall also include a reference to any consolidated, combined or unitary group of which the Company or any Subsidiary is a member.

“Maturity Date” means December 31, 2012.

“Note A Closing” is defined in Section 3.

“Note B Closing” is defined in Section 3.

“Notes” is defined in Section 1.

“Note Purchase Documents” means this Agreement, the Notes, the Security Documents and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of the holder of the Notes or the Security Deposit Agent or the Securities Intermediary in connection with this Agreement and the transactions contemplated thereby.

“O&M Agreement” means that certain Agreement for Operation and Maintenance of the Scrubgrass Generating Company, L.P. and PG&E-Bechtel Generating Company, dated December 15, 1990, which was assigned by Scrubgrass Generating Company, L.P. to Buzzard on June 17, 1994.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Parent” means Environmental Power Corporation, a Delaware corporation.

“Payment Date” means the fifteenth day (or the next succeeding Business Day thereafter) of each month, commencing with September 15, 2003.

“Penelec Agreement” means that certain Agreement for the Sale of Electric Energy from the Scrubgrass Generating Plant, dated August 7, 1987, between Buzzard and Pennsylvania Electric Company.

“Permitted Existing Indebtedness” is defined in Section 5.14.

“Permitted Liens” means Liens created by the Security Documents or created or permitted under the Project Finance Documents.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, between the Parent and the Crystal Creek.

“Preferred Stock” means any class of Capital Stock that is preferred over any other class of Capital Stock of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Project” means, collectively, the Facility and all related facilities, including interconnection transmission, water and fuel transportation, preparation and storage facilities.

“Project Documents” means the collective reference to any and all leases, power purchase agreements, loan and security documents, purchase and/or sale agreements, insurance policies and other agreements and documents relating to the construction, acquisition, ownership, financing, lease or operation of the Project, including, without limitation, the agreements and documents listed on Schedule 5.20 hereto.

“Project Finance Documents” means the Amended and Restated Participation Agreement, dated as of December 22, 1995, the Indenture of Trust, dated as of December 15, 1990, the Amended and Restated Lease Agreement, dated as of December 22, 1995, the Amended and Restated Loan and Reimbursement Agreement,

dated as of December 22, 1995, the Amended and Restated Working Capital Loan Agreement, dated as of December 22, 1995, and the Disbursement Agreement as each may be amended, restated and supplemented from time to time.

“Project Revenues” means all revenue and other payments, determined on a pre-income tax basis at Buzzard, payable to the Company (or any of its Subsidiaries) (in cash or in other form) from Buzzard or otherwise derived from the Project. For example, dividends from Buzzard will be calculated assuming consolidation of Buzzard and the Company with the Parent for tax purposes thereby excluding the “tax effect” from revenue and other payments (i.e., no reduction shall be made in the determination of the revenues of Buzzard for any income taxes which may be due and payable by Buzzard).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended.

“Qualifying Facility” is defined in Section 5.18.

“Related Entities” means Parent, the Company, Buzzard and Scrubgrass.

“Request for Purchase” means a request for advance in the form of Exhibit 2.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“Revenue Account” shall have the meaning given to such term in the Security Deposit Agreement.

“Scrubgrass” means Scrubgrass Generating Company, L.P.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Intermediary” is defined in the Security Deposit Agreement.

“Security Deposit Agent” is defined in the Security Deposit Agreement.

“Security Deposit Agreement” means the Security Deposit Agreement, dated as the date hereof, among the Company, the Security Deposit Agent, the Securities Intermediary and you, as amended, restated and supplemented from time to time.

“Security Documents” means the Security Deposit Agreement and the Pledge and Security Agreement, as each may be amended, restated or supplemented.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Subsidiary” or “Subsidiaries” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of September 4, 2003 entered into by Parent in favor of Buzzard and the Company, as amended, restated and supplemented.

“You” and “Your” means Crystal Creek and its successors and assigns.

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

Matters To Be Covered In

Opinion of Special Counsel To the Company

1. Each of Parent, the Company and its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Note and to execute and deliver the Note Purchase Documents.

2. Each of the Company and its Subsidiaries being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.

3. Due authorization and execution of the Note Purchase Documents and such documents being legal, valid, binding and enforceable.

4. The Security Documents create Liens in favor of the Lender and such Liens are properly perfected under applicable law.

5. No conflicts with charter documents, laws or agreements.

6. All consents required to issue and sell the Note and to execute and deliver the Note Purchase Documents having been obtained.

7. No litigation questioning validity of documents.

8. The Note not requiring registration under the Securities Act of 1933, as amended.

9. No violation of Regulations U, T or X of the Federal Reserve Board.

10. Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

11. Purchase of the Note by the Purchaser will not subject Purchaser to be regulated as a “public utility company”, an “electric utility company”, a “public utility”, an “electric utility”, a “holding company” or an “affiliate” of any of the foregoing under PUHCA or the Federal Power Act.

12. The Company’s ownership of the Project will not affect Qualifying Facility status.

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FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

Matters To Be Covered In

Opinion of Special Counsel To the Company

13. Each of Parent, the Company and its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Note and to execute and deliver the Note Purchase Documents.

14. Each of the Company and its Subsidiaries being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.

15. Due authorization and execution of the Note Purchase Documents and such documents being legal, valid, binding and enforceable.

16. The Security Documents create Liens in favor of the Lender and such Liens are properly perfected under applicable law.

17. No conflicts with charter documents, laws or agreements.

18. All consents required to issue and sell the Note and to execute and deliver the Note Purchase Documents having been obtained.

19. No litigation questioning validity of documents.

20. The Note not requiring registration under the Securities Act of 1933, as amended.

21. No violation of Regulations U, T or X of the Federal Reserve Board.

22. Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

23. Purchase of the Note by the Purchaser will not subject Purchaser to be regulated as a “public utility company”, an “electric utility company”, a “public utility”, an “electric utility”, a “holding company” or an “affiliate” of any of the foregoing under PUHCA or the Federal Power Act.

24. The Company’s ownership of the Project will not affect Qualifying Facility status.

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